Exhibit 10.2

EMPLOYMENT AGREEMENT

(Matthew Walsh)

EMPLOYMENT AGREEMENT (the “Agreement”) dated as of October 11, 2011 and effective as of September 26, 2011 (the “Effective Date”) by and between Catalent Pharma Solutions, Inc. (together with its successors and assigns, “Catalent”) and Matthew Walsh (“Executive”).

WHEREAS, Catalent desires to employ Executive and to enter into an agreement embodying the terms of such employment; and

WHEREAS, Executive desires to accept such employment with Catalent and enter into such an agreement.

NOW THEREFORE, in consideration of the premises and mutual covenants herein and for other good and valuable consideration, the parties agree as follows:

1. Term of Employment. Subject to the provisions of Section 7 of this Agreement, Executive shall be employed by Catalent for a period commencing on the Effective Date and ending on September 25, 2014 (the “Employment Term”) on the terms and subject to the conditions set forth in this Agreement; provided, however, that commencing with September 26, 2014 and on each September 26th thereafter (each an “Extension Date”), the Employment Term shall be automatically extended for an additional one-year period, unless Catalent or Executive (each, a “Party”) provides the other Party hereto sixty (60) days’ prior written notice before the next Extension Date that the Employment Term shall not be so extended.

2. Position.

a. During the Employment Term, Executive shall serve as a Senior Vice President and the Chief Financial Officer of Catalent. In such positions, Executive shall have such duties, authority and responsibilities, commensurate with Executive’s positions in a company the size and nature of Catalent and such related duties and responsibilities, as from time to time may be assigned to Executive by the Chief Executive Officer of Catalent (the “CEO”) and the audit committee of the Board of Directors of Catalent (the “Board”). Executive shall report directly to the CEO. During the Employment Term, Executive’s principal place of employment shall be at Catalent’s headquarters, currently located in Somerset, New Jersey.

b. During the Employment Term, except during vacations and authorized leave, Executive will devote Executive’s full business time and reasonable best efforts to the performance of his duties hereunder and will not engage in any other business, profession or occupation for compensation or otherwise which would conflict or interfere with the rendition of such services either directly or indirectly, without the prior written consent of the CEO; provided that nothing herein shall preclude Executive from (x) managing his personal and family investments and affairs, (y) engaging in charitable activities and community affairs, and (z) subject to the prior approval of the CEO, from accepting appointment to or continuing to serve on any boards of directors or trustees of any business, corporation or charitable organization; provided that, in each case, such activities described in this Section 2(b) do not conflict or interfere in more than a de minimus way with the performance of Executive’s duties hereunder or violate Sections 8 and 9.

3. Base Salary. During the Employment Term, Catalent shall pay Executive an annual base salary at the annual rate of $600,000, payable in regular installments in accordance with Catalent’s usual payment practices. Executive shall be entitled to such increases, if any, in his base salary as may be determined from time to time in the sole discretion of the Board. Executive’s annual base salary, as in effect from time to time, consistent with this Section 3, is hereinafter referred to as the “Base Salary”.

4. Annual Bonus. With respect to the 2012 fiscal year and each full fiscal year during the Employment Term, commencing with the 2013 fiscal year, subject to Executive’s continued employment with Catalent through the end of each such fiscal year (except as otherwise provided in Section 7 or as provided for under the terms of Catalent’s Management Incentive Plan, as it may be amended from time to time (the “MIP”)), Executive shall be eligible to receive an annual cash bonus award (the “Annual Bonus”) under the MIP with a target amount equal to seventy-five percent (75%) of the annualized Base Salary received by Executive for such fiscal year (the “Target Bonus”), based upon and subject to the achievement of annual performance targets established by the Board under the MIP. As the actual amount payable to Executive as an Annual Bonus will be dependent upon the achievement of performance goals established under the MIP, Executive’s actual Annual Bonus may be less than, greater than or equal to the Target Bonus. The Annual Bonus, if any, shall be paid to Executive in accordance with the terms and conditions of the MIP. Notwithstanding anything in this Agreement or the MIP to the contrary, Executive’s Annual Bonus, if any, under the MIP, earned in respect of the 2012 fiscal year, will be determined as follows: (i) the portion of Executive’s Annual Bonus, if any, that relates to his employment with Catalent from July 1, 2011 through the day immediately prior to the Effective Date will be calculated by reference to the base salary earned by Executive during such period, and (ii) the portion of Executive’s Annual Bonus, if any, that relates to his employment with Catalent from the Effective Date through the last day of the 2012 fiscal year will be calculated by reference to the Base Salary earned by Executive during such period.

5. Employee Benefits; Equity Awards.

a. During the Employment Term, Executive shall continue to be entitled to participate in all group health, life, disability and other employee benefit and perquisite plans and programs in which other senior executives of Catalent participate, as in effect from time to time, on a basis no less favorable to Executive than that applying generally to other senior executives of Catalent (not taking into account for purposes of the foregoing, any sign-on or initial awards made to other executives), to the extent consistent with applicable law and the terms of the applicable plans and programs.

b. For each full year during the Employment Term, Executive shall continue to be (i) entitled to seven (7) paid company holidays and (ii) eligible to receive twenty-six (26) days of paid time off, which days will not be permitted to be carried over into a subsequent year unless required by applicable law.

c. As soon as practicable following the Effective Date, in accordance with and pursuant to the terms of the 2007 PTS Holdings Corp. Stock Incentive Plan, as it may be amended from time to time, PTS Holdings Corp. (“PTS”) shall grant Executive (i) 500 restricted stock units in the form of the award agreement attached hereto as Exhibit B (the “RSU Agreement”) and (ii) options to purchase 1,500 shares of PTS’s common stock in the form of the award agreement attached hereto as Exhibit C (the “Stock Option Agreement”). The restricted stock units and options and any shares issued (or issuable) or settled in connection therewith shall be subject to the terms and conditions of the Management Equity Subscription Agreement, by and between Executive and PTS, made as of June 5, 2008, which shall be amended and restated in connection with such equity grants (the “Management Equity Subscription Agreement”).

6. Business Expenses. During the Employment Term, reasonable business expenses incurred by Executive in the performance of Executive’s duties hereunder shall be reimbursed by Catalent in accordance with Catalent’s policies.

7. Termination. The Employment Term and Executive’s employment hereunder may be terminated by Catalent or Executive at any time and for any reason consistent with this Section 7; provided that, Executive will be required to give Catalent at least sixty (60) days’ advance written notice of any resignation of Executive’s employment without Good Reason (other than due to death or Disability (as defined below)). Notwithstanding any other provision of this Agreement, the provisions of this Section 7 shall exclusively govern Executive’s rights upon termination of employment with Catalent.

a. By Catalent For Cause or By Executive Without Good Reason.

(i) The Employment Term and Executive’s employment hereunder may be terminated for Cause by Catalent or by Executive without Good Reason (other than due to death or Disability).

(ii) If Executive’s employment is terminated by Catalent for Cause or if Executive resigns without Good Reason (other than due to death or Disability), Executive shall be entitled to receive:

(A) Base Salary, accrued through the date of termination, payable in accordance with Catalent’s usual payment practices;

(B) earned, but unpaid Annual Bonus, if any, for the immediately preceding fiscal year, paid in accordance with Section 4 (except to the extent payment is otherwise deferred pursuant to any applicable deferred compensation arrangement with Catalent);

(C) reimbursement, within sixty (60) days following submission by Executive to Catalent, of appropriate supporting documentation, for any unreimbursed business expenses properly incurred by Executive in accordance with Catalent’s policies prior to the date of Executive’s termination of employment; provided claims for such reimbursement (accompanied by appropriate supporting documentation) are submitted to Catalent within ninety (90) days following the date of Executive’s termination of employment; and

(D) all amounts and benefits then or thereafter due to Executive under the then or thereafter applicable terms of any applicable plan, program, agreement or arrangement of Catalent or any of its affiliates, including, without limitation, pursuant to the RSU Agreement, the Stock Option Agreement and the Management Equity Subscription Agreement (the amounts described in clauses (A) through (D) hereof being referred to as the “Accrued Rights”).

Following such termination of Executive’s employment by Catalent for Cause or by Executive without Good Reason (other than due to death or Disability), except as set forth in this Section 7(a)(ii), Executive shall have no further rights to any compensation or any other benefits under this Agreement.

(iii) For purposes of this Agreement, the terms:

(A) “Cause” shall mean (I) Executive’s willful failure to perform his duties hereunder, which failure is not cured within fifteen (15) days following written notice from Catalent, (II) Executive’s conviction of or confessing to, or his becoming subject to proceedings that provide a reasonable basis for Catalent to believe that Executive has engaged in a (x) felony, (y) crime involving dishonesty, or (z) crime involving moral turpitude and which is demonstrably injurious to Catalent and its subsidiaries, (III) Executive engages in willful malfeasance or misconduct that, in either case, is demonstrably injurious to Catalent and its subsidiaries, or (IV) a breach by Executive of the material terms of any non-competition, non-solicitation or confidentiality provisions. For purposes of this definition, no act or failure to act by Executive shall be deemed “willful” unless effected by Executive not in good faith.

(B) “Good Reason” shall mean, the occurrence of any of the following events without Executive’s consent, (I) any substantial diminution in Executive’s position or duties, adverse change in reporting lines, up and down, or the assignment to him of duties that are materially inconsistent with his position, (II) any reduction in Executive’s Base Salary, (III) any failure of Catalent to pay compensation or benefits when due, (IV) Catalent’s failure to provide Executive with an annual bonus opportunity that is at the same level as established in his offer letter, dated February 29, 2008 (the “Offer Letter”), or (V) Executive is required to move his principal business location more than fifty (50) miles. No termination of Executive’s employment based on a specified Good Reason event shall be effective as a termination for Good Reason unless (x) Executive gives notice to Catalent of such event within thirty (30) days after he learns that such event has occurred, (y) such Good Reason event is not fully cured within thirty (30) days after such notice (such period, the “Cure Period”), and (z) Executive’s employment hereunder terminates within sixty (60) days following the end of the Cure Period.

b. Disability or Death.

(i) The Employment Term and Executive’s employment hereunder shall terminate upon Executive’s death and may be terminated by Catalent if Executive becomes physically or mentally incapacitated and is therefore unable for a period of six (6) consecutive months or for an aggregate of nine (9) months in any twenty-four (24) consecutive month period to perform Executive’s duties (such incapacity is hereinafter referred to as “Disability”).

(ii) Upon termination of Executive’s employment hereunder due to either Disability or death, Executive or Executive’s estate (as the case may be) shall be entitled to receive:

(A) the Accrued Rights; and

(B) a pro-rata portion of the Annual Bonus, if any, that Executive would have been entitled to receive under the MIP pursuant to Section 4 hereof for the fiscal year of termination based on Catalent’s actual performance in respect of the full fiscal year in which the date of termination occurs, assuming Executive was employed for such full fiscal year, multiplied by a fraction, the numerator of which is the number of days during which Executive was employed by Catalent in the fiscal year in which Executive’s date of termination occurs, and the denominator of which is 365 (the “Pro-Rata Bonus”), with such Pro-Rata Bonus payable to Executive in accordance with the terms and conditions of the MIP as if Executive’s employment had not terminated.

Following Executive’s termination of employment due to death or Disability, except as set forth in this Section 7(b)(ii), Executive shall have no further rights to any compensation or any other benefits under this Agreement.

c. By Catalent Without Cause; Resignation by Executive for Good Reason.

(i) The Employment Term and Executive’s employment hereunder may be terminated by Catalent without Cause (other than by reason of death or Disability) or by Executive’s resignation for Good Reason.

(ii) If Executive’s employment is terminated by Catalent without Cause (other than by reason of death or Disability) or if Executive resigns for Good Reason, Executive shall be entitled to receive:

(A) the Accrued Rights;

(B) the Pro-Rata Bonus, with such Pro-Rata Bonus payable to Executive in accordance with the terms and conditions of the MIP as if Executive’s employment had not terminated;

(C) provided Executive executes and delivers a general release of claims against Catalent and its affiliates, in the form attached hereto as Exhibit A (the “Release”), on or prior to the sixtieth (60th) day following the date of Executive’s termination of employment and does not revoke such Release within the time period provided therein, payment of an amount equal to two (2) times the sum of (1) Executive’s then annualized Base Salary and (2) the Target Bonus, payable in equal monthly installments over a two-year period following the date of termination of employment (such two-year period, the “Severance Period”), consistent with Catalent’s past payroll practices; provided further that, in either case, Catalent reserves the right to cease making such payments and Executive shall be obligated to repay any such amounts to Catalent already paid if he fails to execute and deliver the Release within the period provided for in this Section 7(c)(ii)(C) or, after timely delivery, revokes it within the time period specified in such Release; and

(D) Executive and his spouse and eligible dependents (to the extent covered immediately prior to such termination) shall continue to be eligible to participate in all of Catalent’s group health plan(s) for which Executive was eligible immediately prior to the date of his termination (or to the extent such coverage is not permissible under the terms of such plan(s), comparable coverage) commencing on the first day of the Severance Period and ending on the earlier to occur of (x) the expiration of the Severance Period and (y) the date Executive is or becomes eligible for coverage under the group health plan(s) of another employer (or comparable coverage to the extent applicable) (such period, the “Continued Coverage Period”); provided, however, that if such coverage is longer than eighteen (18) months and such continued coverage cannot be provided under the applicable plan(s), Catalent shall pay Executive, on the first business day of each month, an amount (on a tax grossed-up basis) equal to the premium subsidy Catalent would have otherwise paid on Executive’s behalf for such coverage during the balance of the Continued Coverage Period. The COBRA health care continuation coverage period under Section 4980B of the Code, or any replacement or successor provision of United States tax law, shall run concurrently with the Severance Period. In addition, any tax gross up payment made to Executive hereunder shall be made promptly, but in no event later than the end of the calendar year following the year in which the applicable taxes are remitted.

Notwithstanding the foregoing, Catalent’s obligation to make the payments contemplated under Section 7(c)(ii)(C) above shall cease in the event of Executive’s material breach of Section 8 or 9, which breach remains uncured for a period of ten (10) days following Catalent’s written notice to Executive of such breach.

Following Executive’s termination of employment by Catalent without Cause (other than by reason of Executive’s death or Disability) or by Executive’s resignation for Good Reason, except as set forth in this Section 7(c)(ii), Executive shall have no further rights to any compensation or any other benefits under this Agreement.

d. Non-Renewal of Employment Term.

(i) In the event Executive elects not to extend the Employment Term pursuant to Section 1, unless Executive’s employment is earlier terminated pursuant to paragraphs (a), (b) or (c) of this Section 7, the expiration of the Employment Term and Executive’s termination of employment hereunder shall be deemed to occur on the close of business on the day immediately preceding the next scheduled Extension Date and Executive shall be entitled to receive the Accrued Rights.

Following such termination of Executive’s employment under this Section 7(d)(i), except as set forth in this Section 7(d)(i), Executive shall have no further rights to any compensation or any other benefits under this Agreement.

(ii) In the event Catalent elects not to extend the Employment Term pursuant to Section 1, unless Executive’s employment is earlier terminated pursuant to paragraphs (a), (b) or (c) of this Section 7, the expiration of the Employment Term and Executive’s termination of employment hereunder shall be deemed to occur on the close of business on the day immediately preceding the next scheduled Extension Date and Executive shall be entitled to receive the Accrued Rights.

In addition to the Accrued Rights, as a result of such termination of employment, Executive shall be entitled to receive:

(A) the Pro-Rata Bonus, with such Pro-Rata Bonus payable to Executive in accordance with the terms and conditions of the MIP as if Executive’s employment had not terminated;

(B) provided Executive executes and delivers the Release on or prior to the sixtieth (60th) day following the date of Executive’s termination of employment and does not revoke such Release within the time period provided therein, payment of an amount equal to two (2) times the sum of (1) Executive’s then annualized Base Salary and (2) the Target Bonus, payable in equal monthly installments over the Severance Period, consistent with Catalent’s past payroll practices; provided further that, in either case, Catalent reserves the right to cease making such payments and Executive shall be obligated to repay any such amounts to Catalent already paid if he fails to execute and deliver the Release within the period provided for in this Section 7(d)(ii)(B) or, after timely delivery, revokes it within the time period specified in such Release; and

(C) Executive and his spouse and eligible dependents (to the extent covered immediately prior to such termination) shall continue to be eligible to participate in all of Catalent’s group health plan(s) for which Executive was eligible immediately prior to the date of his termination (or to the extent such coverage is not permissible under the terms of such plan(s), comparable coverage) during the Continued Coverage Period; provided, however, that if such coverage is longer than eighteen (18) months and such continued coverage cannot be provided under the applicable plan(s), Catalent shall pay Executive, on the first business day of each month, an amount (on a tax grossed-up basis) equal to the premium subsidy Catalent would have otherwise paid on Executive’s behalf for such coverage during the balance of the Continued Coverage Period. The COBRA health care continuation coverage period under Section 4980B of the Code, or any replacement or successor provision of United States tax law, shall run concurrently with the Severance Period. In addition, any tax gross up payment made to Executive hereunder shall be made promptly, but in no event later than the end of the calendar year following the year in which the applicable taxes are remitted.

Notwithstanding the foregoing, Catalent’s obligation to make the payments contemplated under Section 7(d)(ii)(B) above shall cease in the event of Executive’s material breach of Section 8 or 9, which breach remains uncured for a period of ten (10) days following Catalent’s written notice to Executive of such breach.

Following such termination of Executive’s employment under this Section 7(d)(ii), except as set forth in this Section 7(d)(ii), Executive shall have no further rights to any compensation or any other benefits under this Agreement.

(iii) Unless the Parties otherwise agree in writing, continuation of Executive’s employment with Catalent beyond the expiration of the Employment Term shall be deemed an employment at-will and shall not be deemed to extend any of the provisions of this Agreement and Executive’s employment may thereafter be terminated at will by either Executive or Catalent; provided that the provisions of Sections 8, 9 and 10 of this Agreement shall survive any termination of this Agreement or Executive’s termination of employment hereunder.

e. Any payments under this Section 7 shall not be taken into account for purposes of any retirement plan (including any supplemental retirement plan or arrangement) or other benefit plan sponsored by Catalent or any of its subsidiaries except as otherwise expressly required by such plans or applicable law.

f. Notice of Termination. Any purported termination of employment by Catalent or by Executive (other than due to Executive’s death) shall be communicated by written Notice of Termination (as defined below) to the other Party in accordance with Section 11(j) hereof. For purposes of this Agreement, a “Notice of Termination” shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of employment under the provision so indicated.

8. Non-Competition.

a. Executive acknowledges and recognizes the highly competitive nature of the businesses of Catalent and its subsidiaries and accordingly agrees as follows:

(1) During the Employment Term and for a period of two (2) years following the date Executive’s employment ceases for any reason (the “Restricted Period”), Executive will not, whether on Executive’s own behalf or on behalf of or in conjunction with any person, firm, partnership, joint venture, association, corporation or other business organization, entity or enterprise whatsoever (“Person”), directly or indirectly solicit or assist in soliciting in competition with Catalent or any of its subsidiaries, the business of any client or prospective client:

(i)	with whom Executive had personal contact or dealings on behalf of Catalent or any of its subsidiaries during the one year period preceding Executive’s termination of employment;

(ii)	with whom employees reporting to Executive have had personal contact or dealings on behalf of Catalent or any of its subsidiaries during the one year immediately preceding Executive’s termination of employment; or

(iii)	for whom Executive had direct or indirect responsibility during the one year immediately preceding Executive’s termination of employment.

(2) During the Employment Term and for a period of one year following the date Executive ceases to be employed by Catalent for any reason, Executive will not directly or indirectly:

(i)

engage in any business that competes with the business of Catalent or any of its subsidiaries, including, contract services to pharmaceutical, biotechnology and vitamin/mineral supplements manufacturers related to formulation, analysis manufacturing and packaging and any other product or service of the type developed, manufactured or sold by Catalent or any of its subsidiaries

(including, without limitation, any other business which Catalent or any of its subsidiaries have plans to engage in as of the date of Executive’s termination of employment) in any geographical area where Catalent or any of its subsidiaries conduct business (a “Competitive Business”);

(ii)	enter the employ of, or render any services to, any Person (or any division or controlled or controlling affiliate of any Person) who or which engages in a Competitive Business;

(iii)	acquire a financial interest in, or otherwise become actively involved with, any Competitive Business, directly or indirectly, as an individual, partner, shareholder, officer, director, principal, agent, trustee or consultant; or

(iv)	interfere with, or attempt to interfere with, business relationships (whether formed before, on or after the date of this Agreement) between Catalent or any of its subsidiaries and customers, clients, suppliers, partners, members or investors of Catalent or any of its subsidiaries.

(3) Notwithstanding anything to the contrary in this Agreement, Executive may, directly or indirectly, own, solely as an investment, securities of any Person engaged in the business of Catalent or any of its subsidiaries which are publicly traded on a national or regional stock exchange or on the over-the-counter market if Executive (i) is not a controlling person of, or a member of a group which controls, such Person and (ii) does not, directly or indirectly, own 5% or more of any class of securities of such Person.

(4) During the Restricted Period, Executive will not, whether on Executive’s own behalf or on behalf of or in conjunction with any Person, directly or indirectly:

(i)	solicit or encourage any employee of Catalent or any of its subsidiaries to leave the employment of Catalent or any of its subsidiaries; or

(ii)	hire any such employee who was employed by Catalent or any of its subsidiaries as of the date of Executive’s termination of employment with Catalent or who left the employment of Catalent or any of its subsidiaries coincident with, or within twelve (12) months prior to, the termination of Executive’s employment with Catalent.

(5) During the Restricted Period, Executive will not, directly or indirectly, solicit or encourage to cease to work with Catalent or any of its subsidiaries any consultant then under contract with Catalent or any of its subsidiaries.

b. It is expressly understood and agreed that although Executive and Catalent consider the restrictions contained in this Section 8 to be reasonable, if a final judicial determination is made by a court of competent jurisdiction that the time or territory or any other restriction contained in this Agreement is an unenforceable restriction against Executive, the provisions of this Agreement shall not be rendered void but shall be deemed amended to apply as to such maximum time and territory and to such maximum extent as such court may judicially determine or indicate to be enforceable. Alternatively, if any court of competent jurisdiction finds that any restriction contained in this Agreement is unenforceable, and such restriction cannot be amended so as to make it enforceable, such finding shall not affect the enforceability of any of the other restrictions contained herein.

The provisions of this Section 8 shall survive the termination of Executive’s employment for any reason.

9. Confidentiality; Intellectual Property.

a. Confidentiality.

(i) Executive will not at any time (whether during or after Executive’s employment with Catalent), other than in the ordinary course of business for Catalent or any of its subsidiaries (x) retain or use for the benefit, purposes or account of Executive or any other Person; or (y) disclose, divulge, reveal, communicate, share, transfer or provide access to any Person outside Catalent (other than its professional advisers who are bound by confidentiality obligations), any non-public, proprietary or confidential information of Catalent and its subsidiaries —including without limitation trade secrets, know-how, research and development, software, databases, inventions, processes, formulae, technology, designs and other intellectual property, information concerning finances, investments, profits, pricing, costs, products, services, vendors, customers, clients, partners, investors, personnel, compensation, recruiting, training, advertising, sales, marketing, promotions, government and regulatory activities and approvals — concerning the past, current or future business, activities and operations of Catalent, its subsidiaries or affiliates and/or any third party that has disclosed or provided any of same to Catalent on a confidential basis (“Confidential Information”) without the prior written authorization of the Board.

(ii) “Confidential Information” shall not include any information that is (a) generally known to the industry or the public other than as a result of Executive’s breach of this covenant or any breach of other confidentiality obligations by third parties; (b) made legitimately available to Executive by a third party without breach of any confidentiality obligation; or (c) required by law to be disclosed or in any judicial or administrative process; provided that, unless prohibited by law or regulation, Executive shall give prompt written notice to Catalent of such requirement, disclose no more information than is so required, and cooperate with any attempts by Catalent to obtain a protective order or similar treatment.

(iii) Upon termination of Executive’s employment with Catalent for any reason, Executive shall (x) cease and not thereafter commence use of any Confidential Information or intellectual property (including, without limitation, any patent, invention, copyright, trade secret, trademark, trade name, logo, domain name or other source indicator) owned or used by Catalent or any of its subsidiaries or affiliates; (y) immediately destroy, delete, or return to Catalent, at its option, all originals and copies in any form or medium (including memoranda, books, papers, plans, computer files, letters and other data) in Executive’s possession or control (including any of the foregoing stored or located in Executive’s office, home, laptop or other computer, whether or not property of Catalent) that contain Confidential Information or otherwise relate to the business of Catalent or any of its affiliates or subsidiaries, except that Executive may retain only those portions of any personal notes, notebooks and diaries that do not contain any Confidential Information; and (z) notify and fully cooperate with Catalent regarding the delivery or destruction of any other Confidential Information of which Executive is or becomes aware.

b. Intellectual Property.

(i) If Executive creates, invents, designs, develops, contributes to or improves any works of authorship, inventions, intellectual property, materials, documents or other work product (including without limitation, research, reports, software, databases, systems, applications, presentations, textual works, content, or audiovisual materials), either alone or with third parties, at any time during Executive’s employment by Catalent and within the scope of such employment and/or with the use of any of Catalent’s resources (“Company Works”), Executive shall promptly and fully disclose same to Catalent and hereby irrevocably assigns, transfers and conveys, to the maximum extent permitted by applicable law, all rights and intellectual property rights therein (including rights under patent, industrial property, copyright, trademark, trade secret, unfair competition and related laws) to Catalent to the extent ownership of any such rights does not vest originally in Catalent.

(ii) Executive agrees to keep and maintain adequate and current written records (in the form of notes, sketches, drawings, and any other form or media requested by Catalent) of all Company Works. The records will be available to and remain the sole property and intellectual property of Catalent at all times.

(iii) Executive shall take all requested actions and execute all requested documents (including any licenses or assignments required by a government contract) at Catalent’s expense (but without further remuneration) to assist Catalent in validating, maintaining, protecting, enforcing, perfecting, recording, patenting or registering any of Catalent’s rights in the Company Works. If Catalent is unable for any other reason to secure Executive’s signature on any document for this purpose, then Executive hereby irrevocably designates and appoints Catalent and its duly authorized officers and agents as Executive’s agent and attorney in fact, to act for and in Executive’s behalf and stead to execute any documents and to do all other lawfully permitted acts in connection with the foregoing.

(iv) Executive shall not improperly use for the benefit of, bring to any premises of, divulge, disclose, communicate, reveal, transfer or provide access to, or share with Catalent any confidential, proprietary or non public information or intellectual property relating to a former employer or other third party without the prior written permission of such third party. Executive shall comply with all relevant policies and guidelines of Catalent, including regarding the protection of confidential information and intellectual property and potential conflicts of interest (the “Company Policies”). Executive acknowledges that Catalent may amend any such policies and guidelines from time to time, and that Executive remains at all times bound by their most current version.

c. The provisions of this Section 9 shall survive the termination of Executive’s employment for any reason.

10. Specific Performance. Executive acknowledges and agrees that Catalent’s remedies at law for a breach or threatened breach of any of the provisions of Section 8 or Section 9 would be inadequate and Catalent would suffer irreparable damages as a result of such breach or threatened breach. In recognition of this fact, Executive agrees that, in the event of such a breach or threatened breach, in addition to any remedies at law, Catalent, without posting any bond, shall be entitled to (x) obtain equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction or any other equitable remedy which may then be available and (y) cease making any payments or providing any benefit to the extent provided for in Sections 7(c) and 7(d).

11. Miscellaneous.

a. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to conflicts of laws principles thereof.

b. Arbitration. Except as otherwise provided in Section 10 of this Agreement, any controversy, dispute or claim arising out of, in connection with, or in relation to, the interpretation, performance or breach of this Agreement, its Exhibits or the Management Equity Subscription Agreement, including, without limitation, the validity, scope and enforceability of this Section, may at the election of either Party, be solely and finally settled by arbitration conducted in New York, New York, by and in accordance with the then existing rules for commercial arbitration of the American Arbitration Association, or any successor organization and with the Expedited Procedures thereof (collectively, the “Rules”). Catalent shall select one arbitrator, Executive shall select one arbitrator and the two arbitrators so designated shall select a third arbitrator; provided that such arbitrators shall be experienced in deciding cases concerning the matter which is the subject of the dispute. Each of the Parties further agrees that the determination of the arbitrators shall be by reasoned award and that the arbitrators shall apply the substantive laws of the State of Delaware. Either of the Parties may demand arbitration by written notice to the others and to the Arbitrator set forth in this Section 11(b) (“Demand for Arbitration”). Each of the Parties agrees that if possible, the award shall be made in writing no more than thirty (30) days following the end of the proceeding. Any award rendered by the arbitrators shall be final and binding and judgment may be entered on it in any court of competent jurisdiction sitting in the State of Delaware. Each of the Parties hereto agrees to treat as confidential the results of any arbitration (including, without limitation, any findings of fact and/or law made by the arbitrator) and not to disclose such results to any unauthorized person. The Parties intend that this agreement to arbitrate be valid, enforceable and irrevocable. In the event of any arbitration with regard to this Agreement, each Party shall pay its own legal fees and expenses.

c. Entire Agreement/Amendments. This Agreement, together with its Exhibits contains the entire understanding of the Parties with respect to the employment of Executive by Catalent and shall be binding on the Parties as of the Effective Date. There are no restrictions, agreements, promises, warranties, covenants or undertakings between the Parties with respect to the subject matter herein other than those expressly set forth herein. This Agreement may not be altered, modified, or amended except by written instrument signed by the Parties hereto.

d. No Waiver. The failure of a Party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver of such Party’s rights or deprive such Party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement. No provision of this Agreement may be waived or discharged unless such waiver or discharge is agreed to in writing, signed by the Party against whom the waiver or discharge is being enforced, and which specifically references the provision being waived or discharged. No waiver by any Party hereto at any time of any breach by any other Party or compliance with any condition or provision of this Agreement to be performed by such other Party will be deemed to be a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

e. Severability. In the event that any one or more of the provisions of this Agreement shall be or become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions of this Agreement shall not be affected thereby.

f. Assignment. This Agreement, and all of Executive’s rights and duties hereunder, shall not be assignable or delegable by Executive other than rights that may be transferred by Executive’s will or by the laws of descent and distribution. Any purported assignment or delegation by Executive in violation of the foregoing shall be null and void ab initio and of no force and effect. This Agreement may be assigned by Catalent to a person or entity which is an affiliate or a successor in interest to substantially all of the business operations of Catalent without the written consent of Executive. Upon such assignment, the rights and obligations of Catalent hereunder shall become the rights and obligations of such affiliate or successor person or entity.

g. Set Off; Mitigation. Catalent’s obligation to pay Executive the amounts provided and to make the arrangements provided hereunder shall be subject to setoff, counterclaim or recoupment of amounts owed by Executive to Catalent or any of its affiliates. Executive shall not be required to mitigate the amount of any payment provided for pursuant to this Agreement by seeking other employment. Catalent’s obligation to make the payments and provide the benefits required under Section 7 hereof shall not be reduced or otherwise affected by any compensation or benefits paid or provided to Executive as a result of any other employment (except to the extent otherwise provided in Section 7(c)(ii)(D) or Section 7(d)(ii)(C) with respect to the time when Catalent’s obligation to provide continued group health coverage ceases).

h. Compliance with Section 409A of the Code. This Agreement is intended to comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and will be interpreted accordingly. References under this Agreement to Executive’s termination of employment shall be deemed to refer to the date upon which Executive has experienced a “separation from service” within the meaning of Section 409A of the Code. Notwithstanding anything herein to the contrary, (i) if at the time of Executive’s termination of employment with Catalent and its affiliates Executive is a “specified employee” as defined in Section 409A of the Code (and any related regulations or other pronouncements thereunder) and the deferral of the commencement of any payments or benefits otherwise payable hereunder as a result of such termination of employment is necessary in order to prevent any accelerated or additional tax under Section 409A of the Code, then Catalent will defer the commencement of the payment of any such payments or benefits hereunder (without any reduction in such payments or benefits ultimately paid or provided to Executive) until the date that is six months following Executive’s termination of employment with Catalent (or the earliest date as is permitted under Section 409A of the Code), at which point all payments deferred pursuant to this Section 11(h) shall be paid to Executive in a lump sum and (ii) if any other payments of money or other benefits due to Executive hereunder could cause the application of an accelerated or additional tax under Section 409A of the Code, such payments or other benefits shall be deferred if deferral will make such payment or other benefits compliant under Section 409A of the Code, or otherwise such payment or other benefits shall be restructured, to the extent possible, in a manner, determined by the Board, that does not cause such an accelerated or additional tax. To the extent any reimbursements or in-kind benefits due to Executive under this Agreement constitute “deferred compensation” under Section 409A of the Code, any such reimbursements or in-kind benefits shall be paid to Executive in a manner consistent with Treasury Regulation Section 1.409A-3(i)(1)(iv). For purposes of Section 409A of the Code, each payment made under this Agreement will be designated as a “separate payment” within the meaning of Section 409A of the Code. Catalent shall consult with Executive in good faith regarding the implementation of the provisions of this Section 11(h); provided that neither Catalent nor any of its employees or representatives shall have any liability to Executive with respect to thereto.

i. Successors; Binding Agreement. This Agreement shall inure to the benefit of and be binding upon personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. In the event of Executive’s death while any payment, benefit or entitlement is due to Executive under this Agreement or any other agreement between or among Executive and Catalent (or any of its affiliates), except as may otherwise be prohibited by the terms of such other agreement, such payment, benefit or entitlement shall be paid or provided to Executive’s designated beneficiary (or if Executive has not designated a beneficiary, to his estate).

j. Notice. For the purpose of this Agreement, notices, consents which are explicitly required to be in writing hereunder and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered by hand or overnight courier or three days after it has been mailed by United States registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth below in this Agreement, or to such other address as any Party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

If to Catalent:

14 Schoolhouse Road

Somerset, NJ 08873

Attention: General Counsel

If to Executive:

To the most recent address of Executive set forth in the personnel records of Catalent

k. Executive Representation. Executive hereby represents to Catalent that the execution and delivery of this Agreement by Executive and the performance by Executive of Executive’s duties hereunder shall not constitute a breach of, or otherwise contravene, the terms of any employment agreement, separation agreement or other agreement or policy to which Executive is a party or otherwise bound.

l. Prior Agreements. This Agreement supersedes all prior agreements and understandings (including the Offer Letter, that certain severance agreement, dated February 29, 2008, by and between the Executive and Catalent and verbal agreements, but not the equity or equity-based agreements) between Executive and Catalent and/or any of its affiliates regarding the terms and conditions of Executive’s employment with Catalent. In the event of any conflict between any provision of this Agreement, including Exhibit A, and any other provision of any plan, policy, program, arrangement or other agreement of Catalent or any of its subsidiaries or affiliates, this Agreement (or such exhibit) shall control.

m. Further Assurances. The Parties shall, with reasonable diligence, do all things and provide all reasonable assurances as may be required to complete the transactions contemplated by this Agreement, and each Party shall provide such further documents or instruments required by any other party as may be reasonably necessary or desirable to give effect to this Agreement and carry out its provisions.

n. Cooperation. If and to the extent requested by Catalent, Executive shall provide Executive’s reasonable cooperation in connection with any action or proceeding (or any appeal from any action or proceeding) which relates to events occurring during Executive’s employment hereunder relating to Catalent and of which he has knowledge (or reasonably should have had knowledge). This provision shall survive any termination of this Agreement.

o. Survivability. Except as otherwise expressly set forth in this Agreement, upon the expiration of the Employment Term, the respective rights and obligations of the Parties shall survive such expiration to the extent necessary to carry out the intentions of the Parties as embodied in the rights (such as vested rights) and obligations of the Parties under this Agreement.

p. Withholding Taxes. Catalent may withhold from any amounts payable under this Agreement such Federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation.

q. Legal Fees. Executive shall be entitled to reimbursement by Catalent for the reasonable legal fees and expenses incurred in connection with his acceptance of Catalent’s offer of employment hereunder and the review of this Agreement, its Exhibits and the Management Equity Subscription Agreement, subject to (x) receiving customary back-up documentation regarding such fees and expenses and (y) and aggregate cap of $12,000. Reimbursement shall be made within thirty (30) days after receipt of documentation reasonably acceptable to Catalent, but in no event later than the last day of the taxable year following the taxable year in which the expenses were incurred.

r. Counterparts. This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

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IN WITNESS WHEREOF, the Parties hereto have duly executed this Agreement as of the day and year first above written.

CATALENT PHARMA SOLUTIONS, INC.	MATTHEW WALSH

/s/ John R. Chiminski	/s/ Matthew Walsh
By:
Title:

Agreed to and acknowledged by with respect to Section 5(c):

PTS HOLDINGS CORP.

/s/ John R. Chiminski
By:
Title:

EXHIBIT A

RELEASE AND WAIVER OF CLAIMS

This Release and Waiver of Claims (“Release”) is entered into as of this              day of                     , 20__, by and between Catalent Pharma Solutions, Inc. (“Catalent”) and Matthew Walsh (“Executive”).

The Executive and Catalent agree as follows:

1. The employment relationship between Executive and Catalent and its subsidiaries and affiliates, as applicable, terminated on                      (the “Termination Date”).

2. In accordance with the employment agreement, effective as of September 26, 2011, between Executive and Catalent (the “Employment Agreement”), Executive is entitled to receive certain payments and benefits after the Termination Date.

3. In consideration of the above, the sufficiency of which Executive hereby acknowledges, Executive, on behalf of Executive and Executive’s heirs, executors and assigns, hereby releases and forever discharges Catalent and its members, parents, affiliates, subsidiaries, divisions, any and all current and former directors, officers, employees, agents, and contractors and their heirs and assigns, and any and all employee pension benefit or welfare benefit plans of Catalent, including current and former trustees and administrators of such employee pension benefit and welfare benefit plans (the “Released Parties”), from all claims, charges, or demands, in law or in equity, whether known or unknown, which may have existed or which may now exist from the beginning of time to the date of this Release, including, without limitation, any claims Executive may have arising from or relating to Executive’s employment or termination from employment with Catalent, including a release of any rights or claims Executive may have under Title VII of the Civil Rights Act of 1964, as amended, and the Civil Rights Act of 1991 (which prohibits discrimination in employment based upon race, color, sex, religion, and national origin); the Americans with Disabilities Act of 1990, as amended, and the Rehabilitation Act of 1973 (which prohibits discrimination based upon disability); the Family and Medical Leave Act of 1993 (which prohibits discrimination based on requesting or taking a family or medical leave); Section 1981 of the Civil Rights Act of 1866 (which prohibits discrimination based upon race); Section 1985(3) of the Civil Rights Act of 1871 (which prohibits conspiracies to discriminate); the Employee Retirement Income Security Act of 1974, as amended (which prohibits discrimination with regard to benefits); the Fair Labor Standards Act, as amended, 29 U.S.C. Section 201 et. seq.; any other federal, state or local laws against discrimination; or any other federal, state, or local statute, or common law relating to employment, wages, hours, or any other terms and conditions of employment. This includes a release by Executive of any and all claims or rights arising under contract, covenant, public policy, tort or otherwise.

4. Executive acknowledges that Executive is waiving and releasing any rights that Executive may have under the Age Discrimination in Employment Act of 1967, as amended (“ADEA”) and that this Release is knowing and voluntary. Executive and Catalent agree that this Release does not apply to any rights or claims that may arise under the ADEA after the effective date of this Agreement. Executive acknowledges that the consideration given for this Release is in addition to anything of value to which Executive is already entitled. Executive further acknowledges that Executive has been advised by this writing that: (i) Executive should consult with an attorney prior to executing this Release; (ii) Executive has at least twenty-one (21) days within which to consider this Release, although Executive may, at Executive’s discretion, sign and return this Release at an earlier time; (iii) for a period of 7 days following the execution of this Release in duplicate originals, Executive may revoke this Release, and this Release shall not become effective or enforceable, and Catalent nor any other person is obligated to provide any benefits to Executive until the revocation period has expired; and (iv) nothing in this Release prevents or precludes Executive from challenging or seeking a determination in good faith of the validity of this Release under the ADEA, nor does it impose any condition precedent, penalties or costs for doing so, unless specifically authorized by federal law. If Executive has not returned the signed Release within the time permitted in the Employment Agreement, then the offer of payments and benefits set forth in the Employment Agreement will expire by its own terms at such time.

5. This Release does not release the Released Parties from (i) any obligations due to Executive under the Employment Agreement or under this Release, (ii) any rights Executive has to indemnification, reimbursement of expenses by Catalent under the Employment Agreement or otherwise or coverage under directors’ and officers’ liabilities insurance policies, (iii) any vested rights Executive has under any employee pension benefit and welfare benefit plans of Catalent in which he participated, or (iv) any vested awards (or awards which may vest) which Executive has under any equity, equity-based, profits interest, stock option or similar plans, agreements and/or notices, which awards shall be subject to all the terms and conditions of such documents.

6. This Release is not an admission by the Released Parties of any wrongdoing, liability or violation of law.

7. Executive waives any right to reinstatement or future employment with Catalent following Executive’s separation from Catalent on the Termination Date.

8. Executive agrees to refrain from making any statement, oral or written, which disparages the relationships between Catalent and its subsidiaries and affiliates and Catalent and its subsidiaries’ employees, customers, suppliers and/or others. Notwithstanding the foregoing, Executive shall be permitted to respond to incorrect, disparaging or derogatory statements about him to the extent reasonably necessary to correct or refute such statements or to make any truthful statement to the extent necessary in connection with any arbitration or litigation involving any agreement between Executive and Catalent or any of its subsidiaries or as required by law or by any court, arbitrator, or administrative or legislative body with apparent or actual jurisdiction to order him to disclose or make accessible any information.

9. Executive shall continue to be bound by Sections 8, 9 and 11(n) of the Employment Agreement.

10. Executive shall promptly return all property in Executive’s possession of Catalent and its subsidiaries and affiliates, including, but not limited to, keys, credit cards, cellular phones, computer equipment, software and peripherals and originals or copies of books, records, or other information pertaining to Catalent or any of its subsidiaries’ or affiliates’ businesses. In addition, Executive shall promptly return all electronic documents or records relating to Catalent or any of its subsidiaries or affiliates that Executive may have saved to any such cellular phone, laptop computer or other electronic or storage device, whether business or personal, including any PowerPoint or other presentation stored in hard copy or electronically. Further, if Executive stored any information relating to Catalent on a personal computer or other storage device, Executive shall permanently delete all such information; provided, however, that, prior to deleting that information, Executive shall print out one copy and provide it to Catalent. Nothing herein shall require Executive to return property, documents or information he is permitted to retain under Section 9 of the Employment Agreement.

11. This Release shall be governed by and construed in accordance with the laws of the State of Delaware, without reference to the principles of conflict of laws. Exclusive jurisdiction with respect to any legal proceeding brought concerning any subject matter contained in this Release shall be settled in the manner provided in the Employment Agreement.

12. This Release represents the complete agreement between Executive and Catalent concerning the subject matter in this Release and supersedes all prior agreements or understandings, written or oral. This Release may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives.

13. Each of the sections contained in this Release shall be enforceable independently of every other section in this Release, and the invalidity or unenforceability of any section shall not invalidate or render unenforceable any other section contained in this Release.

14. The Executive acknowledges that Executive has carefully read and understands this Release, that Executive has the right to consult an attorney with respect to its provisions and that this Release has been entered into voluntarily. Executive acknowledges that no representation, statement, promise, inducement, threat or suggestion has been made by any of the Released Parties to influence Executive to sign this Release except such statements as are expressly set forth herein or in the Employment Agreement.

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The parties to this Release have executed this Release as of the day and year first written above.

CATALENT PHARMA SOLUTIONS, INC.	MATTHEW WALSH

By:
Title:

Exhibit B

[Restricted Stock Unit Agreement]

Exhibit C

[Non-Qualified Stock Option Agreement]